Exhibit 5.2

[Letterhead of Husch Blackwell LLP]

June 20, 2013

O’Reilly Automotive, Inc.

233 South Patterson

Springfield, Missouri 65802

Re:	O’Reilly Automotive, Inc.
Public Offering of Notes

Ladies and Gentlemen:

We have been retained as special Missouri counsel for O’Reilly Automotive, Inc., a Missouri corporation (“O’Reilly”), and those corporations and limited liability companies that are subsidiaries of O’Reilly and listed on Schedule 1 attached hereto (the “Missouri Guarantors” and, other than Ozark Purchasing, LLC, the “Missouri Corporate Guarantors”), in connection with the public offering of $300,000,000 aggregate principal amount of O’Reilly’s 3.850% Senior Notes due 2023 (the “Notes”), including the guarantees thereof (the “Guarantees”) by subsidiaries of O’Reilly, including the Missouri Guarantors (collectively, the “Guarantors”), issued pursuant to an indenture, dated June 20, 2013 by and among O’Reilly, the Guarantors and UMB Bank, N.A. (the “Indenture”). O’Reilly and the Guarantors entered into an underwriting agreement, dated as of June 17, 2013 (the “Underwriting Agreement”), with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the several underwriters named in Schedule I of the Underwriting Agreement (the “Underwriters”) relating to the sale by O’Reilly and the Guarantors to the Underwriters of the Notes and Guarantees, as applicable.

We have reviewed copies of the Indenture, the Notes, the Guarantees executed by the Missouri Guarantors and the Underwriting Agreement. We have reviewed the good standing certificates with respect to O’Reilly and each of the Missouri Guarantors issued by the Secretary of State of Missouri dated June 13, 2013. We have also reviewed the organizational documents of O’Reilly and the Missouri Guarantors. We have also examined copies of resolutions certified by the Secretaries of O’Reilly and each of the Missouri Guarantors and adopted by the boards of directors or sole member, as applicable, of each of O’Reilly and the Missouri Guarantors as of June 14, 2013.

We have assumed for purposes of this opinion that: (i) all certifications of public officials and officers of O’Reilly and the Missouri Guarantors concerning factual matters are accurate and complete; (ii) all signatures are genuine, the documents submitted to us as originals are authentic and the documents submitted to us as copies conform to the originals; (iii) the

O’Reilly Automotive, Inc.

June 20, 2013

statements, recitals, representations and warranties as to matters of fact set forth in the Indenture are accurate and complete; (iv) the Guarantees have been duly authorized by the Guarantors (other than the Missouri Guarantors , including Stores (as defined below) in its capacity as sole member of OC Holding (as defined below)); (v) the Notes have been duly authenticated, issued and delivered in accordance with the terms of the Indenture and the Underwriting Agreement; and (vi) each of the Underwriting Agreement and the Indenture has been duly authorized, executed and delivered by all parties thereto (other than O’Reilly and the Missouri Guarantors, including Stores in its capacity as sole member of OC Holding).

As to facts material to this opinion, we have, with your permission, relied upon certificates and oral and written statements of officers of O’Reilly and the Missouri Guarantors and on the representations and statements of fact made in the Indenture and Underwriting Agreement. Except to the extent expressly set forth herein, we have not undertaken any independent investigation to determine the existence or absence of any fact. We are not generally familiar with the business or operations of O’Reilly and the Missouri Guarantors and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of O’Reilly or the Missouri Guarantors or the rendering of the opinions set forth below.

Based on the foregoing and in reliance thereon and on the assumptions and subject to the qualifications and limitations set forth in this opinion, we are of the opinion that:

1.	The Notes have been duly authorized by all required corporate action of, and have been duly executed by, O’Reilly.

2.	The Guarantees of the Missouri Guarantors have been duly authorized by all required corporate action by (i) each of the Missouri Corporate Guarantors, (ii) on behalf of OC Holding Company, LLC, a Delaware limited liability company (“OC Holding”), by O’Reilly Automotive Stores, Inc., a Missouri corporation (“Stores”), in its capacity as the sole member of OC Holding, and (iii) on behalf of Ozark Purchasing, LLC, a Missouri limited liability company (“Purchasing”), by Ozark Services, Inc., a Missouri corporation (“Services”), in its capacity as sole member of Purchasing.

Our opinions are based on the assumptions (upon which we have relied with your consent) and subject to the qualifications and limitations set forth in this letter, including the following:

A. We are expressing no opinion with respect to any document other than the Notes and the Guarantees executed by the Missouri Guarantors and are expressing no opinion as to the validity or enforceability of any document. We are expressing no opinion with respect to any other Guarantor under the Indenture, except for the Missouri Guarantors.

B. We express no opinion with respect to the accuracy, completeness or sufficiency of any information contained in any filings with the Securities and Exchange Commission (the “Commission”) or any state securities regulatory agency, including the Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed with the Commission, under the Securities Act of 1933, as amended (the “Securities Act”) relating to the Notes.

O’Reilly Automotive, Inc.

June 20, 2013

C. This opinion is limited to the matters specifically stated in this letter, and no further opinion is to be implied or may be inferred beyond the opinions specifically stated herein. In addition to the assumptions previously stated, this opinion is based solely on the state of the law as of the date of this opinion and factual matters in existence as of such date, and we specifically disclaim any obligation to monitor or update any of the matters stated in this opinion or to advise the persons entitled to rely on this opinion of any change in law or fact after the date of this opinion which might affect any of the opinions stated herein. We are qualified to practice law in the State of Missouri, and we do not purport to be experts on, or to express any opinion herein concerning, any matter governed by the laws of any jurisdiction other the laws of the State of Missouri.

This opinion is furnished to you for your benefit in connection with the filing of the Registration Statement. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon this opinion in connection with its opinion addressed to O’Reilly, dated the date hereof and filed with O’Reilly’s Current Report on Form 8-K being filed on the date hereof, to the same extent as if it were an addressee hereof.

We also hereby consent to the filing of this opinion with the Commission as an exhibit to O’Reilly’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement pursuant to Item 16 of Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement solely with respect to the laws of the State of Missouri as they apply to O’Reilly and the Missouri Guarantors. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. No expansion of our opinions may be made by implication or otherwise. We express no opinion other than the opinions set forth herein.

Very truly yours,

/s/ Husch Blackwell LLP

Schedule 1

Missouri Guarantors

O’Reilly Automotive Stores, Inc.

Ozark Automotive Distributors, Inc.

Greene County Realty Co.

O’Reilly II Aviation Corporation

Ozark Services, Inc.

Ozark Purchasing, LLC